SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2011

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 31, 2011, CIGNA Corporation announced the appointment of Ralph J. Nicoletti, 53, as the Company’s Executive Vice President and Chief Financial Officer, effective June 20, 2011.  A copy of the press release announcing Mr. Nicoletti’s appointment is attached hereto as Exhibit 99.1 and is incorporated by reference.

In connection with Mr. Nicoletti’s employment, he will receive an annual base salary of $550,000.   Pursuant to his offer letter, Mr. Nicoletti will receive the following sign-on grants under the Company’s long-term incentive plan: (a) 2,372 transitional strategic performance units for the 2009-2011 performance period; (b) strategic performance shares for the 2010-2012 and the 2011-2013 performance periods with a grant date value of approximately $556,000 and $889,000, respectively; (c) a restricted stock grant with a grant date value of $250,000; and (d) stock options with a grant date value of $250,000.  Mr. Nicoletti also received a sign-on bonus of $50,000.   He will participate in the Management Incentive Plan with a target annual incentive award of $550,000, pro rated based on his start date, and he will be eligible for annual long-term equity incentives with a target award value of $1,900,000.  Mr. Nicoletti will be eligible to participate in employee benefit plans, including relocation, in accordance with the terms of the Company benefits plans, policies and arrangements, some of which are subject to repayment obligation if he voluntarily terminates employment within 1 year.  A copy of Mr. Nicoletti’s offer letter is attached hereto as Exhibit 10.1 and the foregoing description is qualified by reference to the terms of the offer letter.

Effective June 20, 2011, Thomas A. McCarthy, who has been serving as the Company’s Acting Chief Financial Officer, will assume the position of Vice President of Finance.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Offer Letter effective May 16, 2011
99.1	Press Release dated May 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: May 31, 2011	By:	/s/ Carol Ann Petren
Carol Ann Petren
Executive Vice President and General Counsel